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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of September 3, 1999 by and between TransCore Holdings, Inc., a Delaware corporation ("Company") and John H. Foote, an individual resident of the Commonwealth of Massachusetts ("Employee").

                                    RECITALS

      A. Company has entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which, concurrently with the execution of this Agreement, the Company is acquiring all of the outstanding capital stock of Syntonic Technology, Inc., a Delaware corporation d/b/a "Transcore" ("Transcore").

      B. The execution of this Agreement is a condition to the closing of the transactions contemplated by the Stock Purchase Agreement (the "Closing").

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

            1. Employment. The Company shall employ Employee, and Employee accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date of the Closing and ending as provided in Section 4 hereof (the "Employment Period").

            2. Position and Duties.

                  a. Service with Company. During the Employment Period, Employee shall serve as Executive Vice President and Assistant Secretary of the Company and Transcore, and shall have the normal and reasonable duties, responsibilities and authorization commensurate with such position. Employee's services pursuant to this Agreement shall be performed at the Company's place of business in Harrisburg, Pennsylvania or at such other facilities of the Company as the Company and the Employee may agree from time to time; provided, however, that Employee may refuse in his sole and absolute discretion any change in location of such facilities by more than 20 miles from the Company's present Southborough, MA facilities.

                  b. Performance of Duties.

                        i. Employee agrees to perform Employee's duties and responsibilities to the best of Employee's abilities in a reasonably diligent, trustworthy and businesslike manner. Employee further agrees to devote such business time, attention and effort to the business and affairs of the Company as the Employee and the board of directors of the Company (the "Board") mutually agree is sufficient to perform Employee's duties. Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that during the term of this Agreement, he will not render or
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perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. Nothing herein shall prevent Employee from serving from time to time as a board member, officer or trustee of
(x) any charitable organization or (y) after the first anniversary of the date hereof, of any other entity that does not compete with the Company or Transcore (within the meaning of Section 7 below); provided that Employee's time commitments to any such charitable organization or other entity do not materially impact on Employee's abilities to perform his duties hereunder.

                        ii. The Company shall use best efforts to cause its business to be operated in a professional and ethical manner and in accordance with all applicable laws. The Company shall treat Employee in a fair and nondiscriminatory manner, and shall provide Employee with such amenities (e.g., office, furnishings, and staff) as are commensurate with his position.

            3. Compensation.

                  a. Base Salary and Bonus. During the Employment Period, Employee's base salary shall be $175,000 per annum, increased by a factor which reflects the greater of (i) the rate of change in the Consumer Price Index for all Urban Consumers (CPI-U, U.S. City Average, All Items) issued by the United States Department of Labor, Bureau of Labor Statistics, for the preceding twelve months or (ii) the average annual percentage increase in salaries included in the preparation of the Company's or Transcore's annual budget (as adjusted, the "Base Salary"); provided, however, that the maximum amount by which the Base Salary may be increased pursuant to this first sentence of Section 3(a) shall not exceed five percent (5%) per annum. The Base Salary shall be paid in regular installments in accordance with the Company's general payroll practices, including those related to withholding for taxes, insurance and similar items. The compensation payable to Employee during each subsequent year during the Employment Period shall be established by the Board following an annual performance review, but in no event shall the Base Salary for any subsequent year be less than the Base Salary in effect for the prior year. Subject to the criteria set forth below, Employee shall be paid a bonus (the "Performance Bonus") each year equal to up to but not in excess of 100% of Employees' Base Salary based on the extent to which the Company meets or exceeds 95% of its EBITDA targets (after giving effect to the payment of all Performance Bonuses) for the applicable fiscal year, such targets to be determined annually based upon the EBITDA targets set forth in the Company's annual business plan for the applicable fiscal year (as presented by senior management of and approved by the Board of Directors of the Company (the "EBITDA Target"). The Performance Bonus shall be paid to Employee which shall be determined by the following criteria:

                        i. In the event the EBITDA for the applicable fiscal year after giving effect to the payment of all Performance Bonuses (the "Actual EBITDA") is less than or equal to 95% of the EBITDA Target, no Performance Bonus shall be payable.

                        ii. In the event the Actual EBITDA is greater than 95% of the EBITDA Target but less than or equal to 100% of the EBITDA Target, the Performance Bonus shall be payable in amount to be calculated using the following formula:


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Performance Bonus = [Base Salary /3] x {[(Actual EBITDA / Target EBITDA) - 0.95]
/ 0.05 }.

                        iii. In the event the Actual EBITDA is greater than 100% of the EBITDA Target, the Performance Bonus shall be payable in amount equal to the sum of (a) 33.33% of Base Salary plus (b) an amount to be determined by the following formula:

      .50 x (Actual EBITDA - Target EBITDA) x Employee's Percentage

Employee's Percentage shall be a fraction, the numerator of which shall be Employee's Base Salary and the denominator of which shall be Employee's Base Salary plus the Base Salaries of Messrs. Simler, Worthington, Sparks and Gravelle (being together with Employee the "Core Management Team"), together with any other person that at least four members of the Core Management Team expressly consents (which consent may be granted or withheld in Employee's sole and absolute discretion) to participation in this bonus program and such other person's participation is approved by the Board of Directors of the Company. In no event shall the Performance Bonus exceed, in the aggregate, 100% of Employee's Base Salary.

The Performance Bonus shall be paid to Employee not later than 5 days following the issuance of audited financial statements for the end of the fiscal year for which the Performance Bonus relates. For purposes of this Agreement, EBITDA shall mean earnings before interest, taxes, depreciation and amortization, all as determined in accordance with GAAP consistently applied, but without including as expenses (a) any bank fees, expenses or charges related to any loan or credit facility (including, without limitation, any fees, expenses or charges attributable to bank monitoring or auditing), (b) any fees or charges paid or owed to Science Applications International Corporation for periods prior to the Closing or KRG Capital Partners or it affiliates or any affiliates of the other "Investors" or any other intercompany charges or (c) all transaction fees and expenses related to the transactions contemplated by the Stock Purchase Agreement, including, without limitation, accounting and due diligence fees and expenses. In addition, the Employee shall be entitled to such additional bonus amounts as the Board of Directors of the Company from time to time in its sole discretion deems appropriate. The EBITDA Target for the Company's fiscal year ending January 31, 2000 shall be $13,570,000.

                  b. Participation in Benefit Plans. During the Employment Period, Employee shall be entitled to participate in all of the Company's normal benefit plans ("Benefits") which have been established for the other employees of the Company, including, without limitation, health, dental, life, disability, vacation, sick leave and other benefits. For purposes of calculating participation and level of benefits for all Benefits which are based on years of service, Employee shall receive credit for all prior service with other employers that has been recognized by Transcore or its parent, Science Applications International Corporation; provided, however, that such prior service and any contracts or agreements relating thereto shall not be applicable for, and Employee shall have no right to receive any payments from the Company or Transcore with respect to, any severance arrangements other than pursuant to
Section 4(f) hereof. Such Benefits will not vary materially and adversely to Benefits provided to Employee by Transcore (directly or by means of its parent company Science Applications International Corporation) prior to the date hereof.


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                  c. Expenses and Allowances. During the Employment Period, the
Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred in the course of performing his duties under this Agreement in accordance with the Company's customary and normal practices, but subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification. In addition to the foregoing, Employee shall have an unaccountable expense allowance of $5,000 per annum. Employee shall be entitled to participate in the TransCore Holdings, Inc. 1999 Stock Option and Incentive Plan in substantially the amounts presented to the Company simultaneous with the execution hereof and the Company shall make such awards to Employee on or before the first anniversary of the date hereof.

            4. Term.

                  a. Duration of Employment. The Employee shall be employed for an initial period commencing on the date of the Closing and ending on the fifth anniversary of the Closing (the "Original Term"). The Employment Period shall terminate prior to the expiration of the Original Term in the event that at any time during such term:

                        i. Employee dies;

                        ii. Employee becomes "disabled" (as defined in Section 4(d)) and the Board notifies Employee in writing of its election to terminate this Agreement;

                        iii. The Board elects to terminate this Agreement for "cause" and notifies Employee in writing of such election and any cure period, if applicable, shall have expired, without cure by Employee;

                        iv. The Board elects to terminate this Agreement without "cause" and notifies Employee in writing of such election, Employee has been "constructively terminated" or a Change of Control has occurred (as defined in Section 12(f) below);

                        v. Employee elects to terminate this Agreement as a result of (x) the Company's breach in any material respect of its duties hereunder or under any other material agreement between the Employee on the one hand and the Company or Transcore or any of their affiliates on the other, including, without limitation, Company's failure to pay to Employee any amounts due hereunder or any stock appreciation rights or amounts due to Employee pursuant to any "Fixed Benefit", "Phantom Stock Options" as such terms are defined in the TransCore 1999 Employee Retention Plan B or Company's change in the location where Employee is to perform services in violation of Section 2(a) above, and failure of the appropriate person to cure such default, if capable of cure, within 180 days if caused by default (or an effort to avoid default) under any of the Company or Transcore's bank facilities or otherwise within 30 days of receipt of notice from Employee of such breach or (y) Company's filing for bankruptcy protection, reorganization, insolvency, or similar laws or the Company's assignment for the benefit of its creditors; provided, however, that Employee may not terminate this agreement under this Section 4(a)(v)(y) if the Company or Transcore files for Chapter 11 bankruptcy proceedings and within 90 days thereafter affirms its obligations under this Agreement; or


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                        vi. Employee elects to terminate this Agreement for any
other reason or for no reason, and notifies the Company in writing of such election.

      If this Agreement is terminated pursuant to subsections (i) or (ii) of this Section 4(a) or pursuant to subsections (iii) or (v) where no rights or ability to cure exists, such termination shall be effective immediately, subject to the survival of certain provisions identified herein, including, without limitation, those provisions in Section 4(f) below. If this Agreement is terminated pursuant to subsection (iii) or (v) of this Section 4(a) where notice is required with an opportunity to cure, such termination shall be effective thirty (30) days after delivery of the notice of termination if such breach has not been cured. In all other cases, the agreement shall terminate on the date specified in the notice of termination, but not earlier than thirty (30) days following delivery of such notice.

                  b. "Cause" Defined. As used in this Agreement, the term "cause" shall mean:

                        i. Employee has breached the provisions of Sections 5, 6, 7 or 8 of this Agreement in any material respect, which is likely to have a material adverse impact on the Company;

                        ii. Employee has engaged in willful and material misconduct, including willful and material failure to perform Employee's duties as an employee of the Company as required under this Agreement and has failed to "cure" such default within thirty (30) days after receipt by Employee of written notice from the Company specifying in reasonable detail Employee's failure or misconduct;

                        iii. Employee has committed fraud, willful and material misappropriation which would have a material adverse affect on the Company, or embezzlement in connection with the Company's business; or

                        iv. Employee has been convicted of or has pleaded nolo contendere to a felony involving moral turpitude, which shall not include any traffic related felonies.

      In the event that the Company terminates Employee's employment for "cause" pursuant to subsection (iii) of Section 4(a) and Employee objects in writing to the Board's determination that there was proper "cause" for such termination within thirty (30) days after Employee is notified of such termination, the matter shall be resolved by arbitration in accordance with the provisions of
Section 9(a). If Employee fails to object to any such determination of "cause" by the Company in writing within such thirty (30) day period, he shall be deemed to have waived his right to object to that determination, If such arbitration determines that there was not proper "cause" for termination, such termination shall be deemed to be a termination pursuant to subsection (iv) of Section 4(a).

                  c. Effect of Termination. Notwithstanding any termination of this Agreement, Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to


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periods, activities or obligations upon or subsequent to the termination of
Employee's employment.

                        i. If this Agreement terminates by reason of Section 4(a)(ii), Company shall pay to Employee all monies owing to Employee in accordance with Section 4(f)(i) below for the Non-Competition Period and Employee shall be bound by the provisions of Sections 7 and 8 of this Agreement during the Non-Competition Period.

                        ii. If this Agreement terminates by reason of Section 4(a)(iv) or (v), Company shall pay to Employee all monies owing to Employee in accordance with Section 4(f) (ii) or (iii) below, as applicable, and Employee shall be bound by the provisions of Sections 7 and 8 for a period of 24 months following the date of termination.

                        iii. If this Agreement shall expire in accordance with its terms without renewal and Employee elects to terminate his employment under
Section 4(f)(iv)(y) below, Company shall pay to Employee all monies owing to Employee in accordance with Section 4(f)(iv) below and Employee shall be bound by the provisions of Sections 7 and 8 for a period of 12 months following the date of termination.

                        iv. If this Agreement terminates by reason of Section 4(a)(i), (iii) or (vi), Company shall pay to Employee all monies owing to Employee in accordance with Section 4(f)(v) below, and if such termination is by reason of Section 4(a)(iii) or (vi) Employee shall be bound by the provisions of Sections 7 and 8 during the Non-Competition Period.

If the Company, Transcore or any of their affiliates fail to make any payments owed to Employee under this Agreement or any other agreement subsequent to termination, within 10 business days of the due date of any such payment, or the Company fails to provide the Benefits to Employee required hereunder following termination and fails to reinstate such Benefits retroactively within 15 business days of receipt by Company of notice from Employee describing same, Employee may, in his sole and absolute discretion, pursue all legal and equitable rights and remedies against the Company, Transcore or any of their affiliates, as the case may be, to collect such payments which shall accelerate and be due immediately and enforce such Benefits; provided further, that in addition to and not in lieu of the other remedies set forth herein, Employee shall not be bound by the provisions of Sections 7 and 8 of this Agreement during any period where the Company is in default under any of its payment obligations hereunder.

                  d. "Disabled" Defined. As used in this Agreement, the term "disabled" means any mental or physical condition which renders Employee unable to perform the essential functions of his position, with reasonable accommodation, for a period in excess of 180 consecutive days or more than 270 days during any period of 365 calendar days.

                  e. Surrender of Records and Property. Upon termination of Employee's employment with the Company, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including but not


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limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in Employee's possession or under Employee's control.

                  f. Wage Continuation.

                        i. If Employee's employment with the Company is terminated pursuant to subsection (ii) of Section 4(a), the Company shall continue to pay to Employee his Base Salary (less any payments received by Employee or his beneficiaries from any disability income provided to him by the Company) and any Performance Bonus for all periods prior to termination (pro rated for such year) and continuing with respect to the Base Salary through the Non-Competition Period (as defined below), and the Company shall continue to provide health insurance (the extension of which shall limit or remove any COBRA obligations to the extent the traditional terms thereunder are reduced by such additional benefit), dental, disability and all other Benefits existing on the date of termination (on substantially the same terms as those in place at termination) for Employee until the Final Payment Date. For purposes of this Agreement, "Final Payment Date" shall mean the earlier of (a) two (2) years from the date of termination of employment, or (b) the end of the Original Term or any extension term, if agreed.

                        ii. If Employee's employment with the Company is terminated pursuant to subsection (iv) or (v) of Section 4(a) (other than as the result of a Change of Control), the Company shall continue to pay to Employee his Base Salary and any Performance Bonus for all periods prior to termination (pro rated for such year) and continue to pay Employee at a rate of two times his Base Salary for a period of 24 months following Employee's termination, and the Company shall continue to provide health insurance (the extension of which shall limit or remove any COBRA obligations to the extent the traditional terms thereunder are reduced by such additional benefit), dental, disability and all other Benefits existing on the date of termination (on substantially the same terms as those in place at termination) for Employee for a period of 24 months following Employee's termination.

                        iii. If Employee's employment with the Company is terminated pursuant to Section 4(a)(iv) as the result of a Change of Control, the Company shall continue to pay to Employee his Base Salary and any Performance Bonus for all periods prior to termination (pro rated for such year) and continue to pay Employee at a rate of one and one-half times his Base Salary for a period of 24 months following Employee's termination, and the Company shall continue to provide health insurance (the extension of which shall limit or remove any COBRA obligations to the extent the traditional terms thereunder are reduced by such additional benefit), dental, disability and all other Benefits existing on the date of termination (on substantially the same terms as those in place at termination) for Employee for a period of 24 months following Employee's termination.

                        iv. If this Agreement shall expire in accordance with its terms without renewal, the Company shall continue to pay to Employee his Base Salary and any Performance Bonus for all periods prior to termination (pro rated for such year) and Employee may elect, within 30 days subsequent to the expiration of this Agreement, either to (x) continue with the Company as an "at will" employee upon terms mutually acceptable to Employee and the


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Company in which event Employee will have no obligations under Sections 7 or 8 of this Agreement or (y) terminate his employment with the Company, in which case the Company shall continue to pay Employee at a rate of one and one-half times his Base Salary for a period of 6 months following Employee's termination. In the event of termination under Section (4)(f)(iv)(y), Employee shall be bound by the provisions of Sections 7 and 8 for a period of 12 months following the date of such termination.

                        v. If this Agreement is terminated pursuant to subsection (i), (iii) or (vi) of Section 4(a), Employee's right to his Base Salary, Performance Bonuses for all periods after termination and benefits shall terminate on the effective date of termination, except as may otherwise be required by applicable law; provided that any amounts owed to Employee on that date for Base Salary and Performance Bonuses shall be paid to Employee within thirty (30) days of termination.

                  g. Other Benefits. All of Employee's rights to any other employee benefit hereunder (except as described above or pursuant to law) accruing after the termination of the Employment Period shall cease upon such termination. Upon termination of this Agreement for any reason whatsoever, Employee shall have the right to receive any accrued but unused comprehensive leave or vacation time and any and all Benefits and expense reimbursements due employee pursuant to Sections 3(b) and 3(c) as of termination.

0                  h. Notice of Intent to Renew. Not later than twelve 12 months prior to the expiration of this Agreement by its terms, the Company shall notify Employee in writing of its intent to negotiate an extension or new agreement with Employee.

                  i. "Constructive Termination" Defined. For purposes of this Agreement, "constructive termination" shall mean the assignment to Employee of any duties inconsistent in any respect with Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee.

                  j. Vesting. Any shares of Class B-1 Convertible Preferred Stock of the Company (the "Class B Shares") held by Employee shall vest (A) 100% at the time of termination of employment pursuant to Section 4(a)(iv) or (v), and (B) partially on a pro rata basis in the event of termination of employment pursuant to Sections 4(a)(i) or (ii) or in the event such termination occurs after the second anniversary of the date hereof Sections 4(a) (iii) or (vi), in each case as follows: In the event of Employee's termination of service to Company or any of its Affiliates prior to the Measurement Date (as defined below), on Employee's date of termination a portion of the Class B Shares held by Employee shall vest equal to the product (rounded to the nearest whole number) of (l) the number of Class B Shares held by Employee multiplied by (2) a fraction, the numerator of which shall be the number of weeks of service provided by Employee to the Company or any of its Affiliates between the date of grant of the Class B Shares to Employee and the date of termination of Employee and the denominator of which shall be the number of weeks between the date of grant of the Class B Shares to Employee


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and the Measurement Date. The "Measurement Date" shall mean the earlier of (x)
the closing of a "Public Offering" as defined in the Certificate of Designation for the Class B Shares, (y) a "Fundamental Change," a "Change of Ownership" or a "Liquidation Event," each as defined in the Certificate of Designation for the Class B Shares or (z) five years from the date of grant of the Class B Shares to Employee. In the event of termination of employment pursuant to Sections 4(a)(iii) or (vi) prior to the second anniversary of the date hereof, none of the Class B Shares held by Employee shall vest. All stock options granted to Employee under the Transcore Holdings, Inc. 1999 Stock Option and Incentive Plan (the "SOP") shall vest (A) 100% at the time of termination of employment pursuant to Section 4(a)(iv) or (v), and (B) in all other situations shall remain vested in accordance with the terms of such SOP. All stock appreciation rights, fixed benefits or similar options, warrants or rights to be granted to Employee under the Transcore 1999 Employee Retention Plan B or the Transcore Holdings, Inc. 1999 Stock Appreciation Rights Plan (collectively, the "Other Plans") (other than the Class B Shares and stock options previously described above) will vest (A) 100% at the time of termination of employment pursuant to
Section 4(a)(i), (ii), (iv) or (v), and (B) partially on a pro rata basis in the event of termination of employment pursuant to Section 4(a)(iii) or (vi). In addition, if Employee is entitled to terminate his employment pursuant to
Section 4(a)(v) above, all stock options, stock appreciation rights, fixed benefits or similar options, warrants or rights granted to Employee under any of the Other Plans, the SOP or the Restricted Stock Agreement of even date herewith between the Company and the Employee (the "Restricted Stock Agreement"), including the Class B Shares, shall vest 100% upon occurrence of the event outlined in Section 4(a)(v). The vesting provisions in this Employment Agreement shall control to the extent that the provisions hereof are inconsistent with any other vesting provisions under the SOP, the Other Plans or the Restricted Stock Agreement. The provisions of this Section shall survive termination of this Agreement for any reason. Except as expressly set forth herein with respect to the Class B Shares, no vested options, stock appreciation rights, phantom stock options or similar rights or options granted under the Other Plans, the SOP or the Restricted Stock Agreement will be subject to forfeiture.

            5. Confidential Information. As used herein, the term "Confidential Information" shall mean all information disclosed to Employee or known by Employee as a consequence of or through Employee's employment by the Company (including, without limitation, information belonging to third parties or companies affiliated with or related to the Company in the Company's possession) not generally known in the trade or industry in which such information is used, about the Company's products, processes, services, customers, marketing strategy and business plans. Employee agrees that it will not disclose any Confidential Information to any unauthorized person without the prior written consent of the Board except (i) as required by law, (ii) to professionals engaged by the Company or TransCore, such as attorneys, accountants or other advisors, (iii) as required by court order, (iv) in the ordinary course of the Company's business to a third party, including, without limitation, to the Company's customers under appropriate confidentiality provisions or (v) to a regulatory or governmental agency or authority in connection with the Company's business. Confidential Information shall not include matters which become generally known in the trade or industry in which such information is used other than as a result of Employee's acts or omissions to act. Employee shall deliver to the Company at the termination of the Employment Period, or at any other time as the Company may request, all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential

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Information or the business of the Company, or any subsidiary of the Company, which Employee may then possess or have under Employee's control.

            6. Ventures. If during the Employment Period Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as formally approved by the Board, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other remuneration in connection therewith other than the compensation to be paid to Employee as provided in this Agreement.

            7. Covenant not to Compete.

                  a. Agreement Not to Compete. During the period of time commencing on the Closing and continuing until the earlier to occur of (i) the second anniversary of the end of the Employment Period or (ii) any shorter period as prescribed by the subparagraphs of Section 4(c) or 4(f)(iv) hereof (the "Non-Competition Period"), Employee agrees not to, directly or indirectly, engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, or otherwise) in the toll collection systems, traffic management systems or any other business operated or conducted by TransCore during the term of Employee's employment principally involved in serving or supporting the transportation market; provided, however, that the effectiveness of this Section 7 shall be conditioned upon the payment by the Company to the Employee of any amounts prescribed in a subparagraph to Section 4(f), to the extent applicable. Notwithstanding the foregoing, Employee shall not be in violation of this
Section 7(a) in the event Employee becomes an advisor, agent, officer, employee or otherwise assumes a role or position with a third party which engages in competition with the Company (a "Third Party Competitor") that would, if such competitive activity was undertaken directly by Employee, result in a violation of this Section 7(a) if (x) the business or operations of such Third Party Competitor that would, if undertaken directly by Employee, be in violation of this Section 7(a) (the "Competitive Operations") is responsible for producing less than 10% of the total revenues or net income of such Third Party Competitor and (y) Employee is not employed by or engaged by and otherwise does not provide any work for or services to the Competitive Operations of such Third Party Competitor.

                  b. Geographic Extent of Covenant. The obligations of Employee under Section 7(a) shall apply to any geographic area in which the Company has engaged in business during the Employment Period through customer relations, production, promotional, sales or marketing activity, or otherwise.

                  c. Limitation on Covenant. Ownership by Employee, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this
Section 7.

                  d. Indirect Competition. During the Non-Competition Period, Employee agrees not to, directly or indirectly, assist or encourage any other person in carrying

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out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by Employee, either directly or indirectly; and in particular, Employee agrees not to, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

            8. Non-Solicitation. During the Non-Competition Period Employee agrees not to, directly or indirectly:

                  a. induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary;

                  b. hire any person who was one of the twenty most senior employees (based on rank and responsibility) of the Company (on a consolidated basis accounting for all subsidiaries of the Company) at any time during the Employment Period if such person was employed by the Company or a subsidiary of the Company at any time during the one year period prior to such hiring;

                  c. induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to withdraw, curtail or cease doing business with the Company or any such subsidiary.

Notwithstanding the foregoing, nothing herein shall preclude Employee from pursuing opportunities with another senior officer of the Company or TransCore in the event (i) Employee is terminated pursuant to Section 4(a)(iv) or Employee terminates his or her employment pursuant to Sections 4(a)(iv) or 4(a)(v) and
(ii) such other senior officer is terminated without cause or terminates his employment as the result of a "change of control" or "constructive termination" pursuant to the terms of such senior officer's employment agreement with the Company (a "Terminated Officer Employment Agreement") or such senior officer terminates his or her employment following a breach by the Company or TransCore, as the case may be, of the terms of such senior officer's Terminated Officer Employment Agreement for which any opportunity for cure has expired.

            9. Settlement of Disputes.

                  a. Arbitration. Except as provided in Section 9(c), any claims or disputes of any nature between the Company and Employee arising from or related to the performance, breach, termination, expiration, application, or meaning of this Agreement or any matter relating to Employee's employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules of the American Arbitration Association sitting in Philadelphia, Pennsylvania (the "AAA"). The arbitration will be conducted by three persons, one to be selected by Employee, one to be selected by the Company and the other to be selected by the two arbitrators selected by the Employee and the Company. Each party will select their arbitrator within 30 days of the initiation of proceedings or the AAA will select an arbitrator for that person at random. The fees of the arbitrators and other costs incurred by Employee and the Company in connection with such arbitration shall be paid by the party who is unsuccessful in such arbitration.

                  b. Binding Effect. The decision of the arbitrators shall be final and binding upon both parties. Judgment of the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of a submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrators a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing.

                  c. Resolution of Certain Claims - Injunctive Relief. Section 9(a) shall have no application to claims by the Company asserting a violation of Sections 5, 6, 7 or 8 or seeking to enforce, by injunction or otherwise, the terms of Sections 5, 6, 7 or 8. Such claims may be maintained by the Company in a lawsuit subject to the terms of this Section 9(c). Employee agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 5, 6, 7 or 8 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and the prevailing party in any such litigation shall be entitled to recover its reasonable attorneys' fees and costs from the non-prevailing party.

                  d. Venue. Any action at law, suit in equity, or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement or any provision hereof, shall be litigated only in Philadelphia, Pennsylvania. Employee waives any right the Employee may have to transfer or change the venue of any litigation brought against Employee by the Company.

                  e. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the restrictions stated herein, or the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which rendered its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

            10. Parachute Limitations

                  a. Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, vesting or distribution by the Company to or for the benefit of the Employee (whether paid or payable, vesting or distributed or distributable pursuant to the terms of this Agreement, the SOP, any Other Plan, the Restricted Stock Agreement or otherwise, but determined without regard to any additional payments required under this Section
10) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the

"Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. This Agreement expressly modifies or excludes application of Section 8 of the Stock Appreciation Rights Agreement and Section 8 of the Restricted Stock Agreement and any similar provision of the SOP, Other Plans, and any other agreement. The provisions of this Section shall survive termination of this Agreement for any reason.

                  b. Determination of Payments. Subject to the provisions of
Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment plus interest, penalties and federal and state income taxes thereon shall be promptly paid by the Company to or for the benefit of the Employee.

                  c. Procedures re the Internal Revenue Service. In the event the Internal Revenue Service ("IRS") subsequently challenges the Excise Tax computation herein described, then the Employee shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Employee of additional Excise Taxes. Such notification shall be given no later than ten days after the Employee receives written notice of such claim (provided, however, that failure to provide such notice to Company within such ten-day period will not relieve the Company of its obligations under this
Section 10 except to the extent such failure prejudices Company's rights hereunder). The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which the Employee gives notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this Section, the Employee shall cooperate with the Company in good faith in order effectively to contest such claim and permit the Company to participate in any proceedings relating to such claim. In the event a final determination is made with respect to the IRS claim, or in the event the Company chooses not to further challenge such claim, then the Company shall reimburse the Employee for the additional Excise Tax owed to the IRS in excess of the Excise Tax calculated by the Accounting Firm. The Company shall also reimburse the Employee for all interest and penalties related to the underpayment of such Excise Tax. The Company will also reimburse the Employee for all federal and state income tax and employment taxes thereon.

            11. Representations.

                  a. Employee's Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any employment agreement, covenant not to compete or confidentiality agreement other than those relating to Transcore or its affiliates with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

                  b. Company's Representations. Company hereby represents and warrants to the Employee that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment, or decree to which the Company is a party or by which the Company is bound, and (ii) upon the execution and delivery of this Agreement by the Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

            12. Miscellaneous.

                  a. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles.

                  b. Prior Agreements. This Agreement contains the entire agreement of the parties relating to the employment of Employee by the Company and the ancillary matters discussed herein and supersedes all prior agreements and understandings with respect to such matters, and the parties hereto have made no agreements, representations or warranties relating to such employment or ancillary matters which are not set forth herein.

                  c. Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  d. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

                  e. No Waiver. No term or conditions of this Agreement shall be deemed to have been waived, nor shall there by any estoppel to enforce any provisions of this

Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  f. Assignment; "Change of Control" Defined. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. A "Change in Control" shall be deemed an assignment of this Agreement without the prior written consent of Employee specifically referencing this Section 12(f), which consent may be granted or withheld in Employee's sole and absolute discretion. For purposes of this Agreement, a "Change in Control" shall mean (i) the acquisition, directly or indirectly, of 50% or more of the common stock or preferred stock of the Company or Transcore by a person or affiliated group other than a person controlled by KRG Capital Partners, L.L.C. (together with its affiliates, "KRG"), (ii) the sale, disposition or other transfer by KRG, directly or indirectly, of 33.33% or more of its equity ownership position in the Company as of the date of this Agreement (based upon actual shares of capital stock held and not relative ownership percentage), (iii) the cessation of the ability of KRG to designate at least three members of the Board of Directors of the Company (assuming the number of members of the Board of Directors remains at seven), or (iv) consummation by the Company or Transcore of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or Transcore (a "Corporate Transaction"); excluding, however, a Corporate Transaction (x) pursuant to which all or substantially all of the original investors and/or their affiliates will beneficially own, directly or indirectly, more than 50% of the outstanding shares of common or preferred stock of any surviving entity resulting from the Corporate Transaction or (y) any Corporate Transaction approved by a majority of the Core Management Team.

                  g. Notices. Any notice provided for in this Agreement shall be in writing and shall be personally delivered by nationally recognized overnight courier service to the recipient at the address indicated below.

                           Notices to Employee:

                           John H. Foote
                           111 Robbins Road
                           Watertown, MA 02172

                           Notices to the Company:

                           TransCore Holdings, Inc.
                           c/o KRG Capital Corporation
                           1515 Arapahoe Street,
                           Tower One, Suite 1500
                           Denver, Colorado 80202
                           Attention:  Charles R. Gwirtsman, Managing Director
or such other address or to the attention of such person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given one (1) business day after the date such notice was properly deposited, prepaid, with such overnight courier service for delivery the following business day. Any notice of termination of Employee's employment by the Company shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

                  h. Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute one and the same instrument.

                  i. Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

                  j. Expenses. The Company shall reimburse Employee for all reasonable legal fees and expenses of Employee associated with the negotiation, execution and delivery of this Agreement and any other documents between Employee on the one hand and Company, Transcore or any of their affiliates on the other; provided, however, that "reasonable legal fees and expenses" of the Employee shall be based on the understanding that Employee (in conjunction with certain other key employees of Transcore) have collectively engaged one law firm for its legal advice an the matters and documentation referred to above and any additional counsel shall be approved by the Company in advance.


                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date set forth in the first paragraph above.

                                        THE COMPANY

                                        TRANSCORE HOLDINGS, INC.



                                        By:      /s/
                                                 -------------------------------
                                                 Name:
                                                      --------------------------
                                                 Title:
                                                       -------------------------


                                        EMPLOYEE:

                                        /s/ John H. Foote
                                        -----------------
                                        John H. Foote